As filed with the Securities and Exchange Commission on February 4, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SeaChange International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3197974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Nagog Park

Acton, Massachusetts 01720

(978) 897-0100

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2011 Compensation and Incentive Plan

(Full title of the plan)

Anthony C. Dias

Senior Vice President, Finance and Administration, Chief Financial Officer & Treasurer

SEACHANGE INTERNATIONAL, INC.

50 Nagog Park

Acton, MA 01720

(978) 897-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William B. Asher, Jr. Esq.	David L. McEvoy, Esq.
CHOATE, HALL & STEWART LLP Two International Place Boston, MA 02110 Tel: (617) 248-5000 Fax: (617) 248-4000	Senior Vice President, General Counsel & Secretary SEACHANGE INTERNATIONAL, INC. 50 Nagog Park Acton, MA 01720 Tel: (978)897-0100 Fax: (978) 897-9590

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Offering Price	Amount of Registration Fee(4)
Amended and Restated 2011 Compensation and Incentive Plan, Common Stock, $.01 par value	2,500,000 shares	$7.15	$17,875,000	$2,078

(1)	An additional 2,500,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of SeaChange International, Inc. (“SeaChange” or the “Company”) have been authorized for issuance pursuant to SeaChange’s Amended and Restated 2011 Compensation and Incentive Plan (the “Plan”) and such additional shares are registered hereby. Upon the filing and effectiveness of this Registration Statement on Form S-8, the total number of shares of Common Stock registered pursuant to the Plan will be 5,300,000 shares.
(2)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Amended and Restated 2011 Compensation and Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of the Company which results in an increase in the number of the Company’s outstanding shares of Common Stock.
(3)	The price of $7.15 per share, which is the average of the high and low sales prices per share of Common Stock on the Nasdaq Global Select Market on January 29, 2015 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which the Registration Statement on Form S-8 (File No. 333-128987), as filed with the Securities and Exchange Commission (“SEC”) on July 21, 2011, is effective. Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 2,500,000 shares authorized under the Plan. An amendment to the Plan to increase the reserved and authorized number of shares under the Plan by 2,500,000 shares was authorized by the Company’s Board of Directors on May 17, 2013 and such amendment was approved by the Company’s stockholders on July 17, 2013. The contents of the prior Registration Statement on Form S-8 (File No. 333-128987) are incorporated herein by reference, except as amended hereby.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

S-8 Reoffer Prospectus dated February 4, 2015

SEACHANGE INTERNATIONAL, INC.

5,300,000 Shares of Common Stock

Issuable under the Amended and Restated 2011 Compensation and Incentive Plan

This prospectus relates to the public resale, from time to time, of an 5,300,000 shares (the “Shares”) of our Common Stock, $.01 par value (the “Common Stock”), by certain stockholders identified below in the section entitled “The Selling Stockholders.” These Shares may be acquired upon the exercise of stock options granted pursuant to our Amended and Restated 2011 Compensation and Incentive Plan (the “Plan”), the vesting of restricted stock units granted pursuant to the Plan and the acquisition of Shares pursuant to other Awards granted under the Plan.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares covered by this prospectus. While SeaChange will receive sums upon the exercise of options by the Selling Stockholders, SeaChange currently has no plans for their application, other than for general corporate purposes. SeaChange cannot assure you that any such options will be exercised.

We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Stockholders or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the Nasdaq Global Select Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

Our Common Stock is traded on the Nasdaq Global Select Market under the symbol “SEAC.” On January 29, 2015, the closing sale price of our Common Stock on the Nasdaq Global Select Market was $7.26 per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2015.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders, from time to time, will offer to sell Shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock. In this prospectus, “SeaChange International,” “we,” “our” and “us” refer to SeaChange International, Inc.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.

BUSINESS OVERVIEW

SeaChange International, Inc. (“SeaChange”, “we” or “us”), a Delaware corporation founded on July 9, 1993, is a global leader in the delivery of multi-screen video. Our products and services facilitate the aggregation, licensing, management and distribution of video (primarily movies and television programming), and television advertising content. We sell our products and services worldwide to cable television system operators, including Cablevision, Comcast, Cox Communications, Virgin Media, and Rogers; telecommunications companies, including Telekom Austria, Turk Telekom and Verizon Communications; and media companies, including ABC Disney, Ascent Media, Clear Channel, China Central Television and Viacom. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. For more information on SeaChange, visit www.schange.com. SeaChange’s principal executive offices are located at 50 Nagog Park, Acton, Massachusetts 01720, telephone (978) 897-0100.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, includes certain statements of a forward-looking nature which reflect our current views relating to future events or our future financial performance. These forward-looking statements are only predictions and are subject to risks and uncertainties, particularly the “Risk Factors” set forth below and discussed in our SEC reports on Forms 10-K, 10-Q and 8-K, which are incorporated by reference in this prospectus. These risks and uncertainties could cause actual events or results to differ materially from historical results or those indicated by such forward-looking statements. Any statements contained in this prospectus that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance and are identified by words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “believe,” “estimate,” “potential,” or “continue” or other comparable terms or the negative of those terms. Our actual future results may differ significantly from those stated in any forward-looking statements.

RISK FACTORS

Our business is dependent on customers’ continued spending on video systems and services. A reduction in spending by customers would adversely affect our business.

Our performance is dependent on customers’ continued spending for video systems and services. Spending for these systems and services is cyclical and can be curtailed or deferred on short notice. A variety of factors affect the amount of spending, and, therefore, our sales and profits, including:

•	general economic conditions;

•	customer specific financial or stock market conditions;

•	availability and cost of capital;

•	governmental regulation;

•	demand for services;

•	competition from other providers of video systems and services;

•	acceptance of new video systems and services by our customers; and

•	real or perceived trends or uncertainties in these factors.

Any reduction in spending by our customers would adversely affect our business. We continue to have limited visibility into the capital spending plans of our current and prospective customers. Fluctuations in our revenue can lead to even greater fluctuations in our operating results. Our planned expense levels depend in part on our expectations of future revenue. Our planned expenses include significant investments, particularly within our research and development organization, which we believe are necessary to continue to provide innovative solutions to meet our current and prospective customers’ needs. As a result, it is difficult to forecast revenue and operating results. If our revenue and operating results are below the expectations of our investors and market analysts, it could cause a decline in the price of our common stock.

Our future success is dependent on the continued development of the multi-screen video market and if the multi-screen video market does not continue to develop, our business may not continue to grow.

A large portion of our anticipated revenue growth is expected to come from sales and services related to our multi-screen video products. However, the multi-screen video market continues to develop as a commercial market, both within and outside North America. The potential size of the multi-screen video market and the timing of its development are uncertain. The success of this market requires that video service providers continue to upgrade their cable networks to support digital two-way transmission service and successfully market multi-screen video and similar services to their cable television subscribers. Some cable system operators, particularly outside of North America, are still in the early stages of commercial deployment of multi-screen video service to major residential cable markets and, accordingly, to date our digital video systems have been commercially available only to a limited number of subscribers. Also, the telecommunications companies have also begun to adapt their networks to support digital two-way transmission and begun marketing multi-screen video services. If cable system operators and telecommunications companies fail to make the capital expenditures necessary to upgrade their networks or determine that broad deployment of multi-screen video services is not viable as a business proposition or if our digital video systems cannot support a substantial number of subscribers while maintaining a high level of performance, our revenues will not grow as we have planned.

If we are unable to successfully introduce new products or enhancements to existing products on a timely basis, our financial condition and operating results may be adversely affected by a decrease in sales of our products.

Because our business plan is based on technological development of new products and enhancements to our existing products, our future success is dependent on our successful introduction of these new products and enhancements on a timely basis. In the future we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these and other new products and enhancements, or find that our new products and enhancements do not adequately meet the requirements of the marketplace or achieve market acceptance. Announcements of currently planned or other new product offerings may cause customers to defer purchasing our existing products. Moreover, despite testing by us and by current and potential customers, errors or failures may be found in our products, and, even if discovered, may not be successfully corrected in a timely manner. These errors or failures could cause delays in product introductions and shipments, or require design modifications that could adversely affect our competitive position. Currently, we are focused on our next generation software products, including SeaChange Adrenalin™, SeaChange Nucleus™, SeaChange Infusion™ Advanced Advertising Platform and SeaChange AdPulse™. Our inability to complete the development of these new products or enhancements on a timely basis or the failure of these new products or enhancements to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations in fiscal 2015 and in future periods.

Our business is impacted by worldwide economic cycles, which are difficult to predict.

The global economy and financial markets experienced disruption in recent years, including, among other things, extreme volatility in security prices, diminished credit availability, rating downgrades of certain investments and declining valuations of others. These economic developments and the rate of recovery and the change in business spending resulting from these developments affect businesses such as ours and those of our customers and vendors in a number of ways that could result in unfavorable consequences to us. A continued slow recovery from these events or further disruption and deterioration in economic conditions may reduce customer purchases of our products and services, thereby reducing our revenues and earnings. In addition, these events may, among other things, result in increased price competition for our products and services, increased risk in the collectability of our accounts receivable from our customers, increased risk in potential reserves for doubtful accounts and write-offs of accounts receivable, and higher operating costs as a percentage of revenues. We have taken actions to address the effects of the economic crisis and the slow recovery, including implementing cost control and cost reduction measures. It is possible that we may need to take further actions to control our cost structure and implement further cost reduction measures. We cannot predict whether these measures will be sufficient to offset certain of the negative trends that might affect our business.

We have taken and continue to take measures to address the variability in the market for our products and services, which could have long-term negative effects on our business or impact our ability to adequately address a rapid increase in customer demand.

We have taken and continue to take measures to address the variability in the market for our products and services, to increase average revenue per unit of our sales and to reduce our operating expenses, rationalize capital expenditure and minimize customer turnover. These measures include shifting more of our operations to lower cost regions by outsourcing and off-shoring, implementing cost reduction programs, reducing the number of our employees, and reducing and rationalizing planned capital expenditures and expense budgets. As previously announced, we sold our broadcast servers and storage and media services businesses in fiscal 2013 as we continue to focus on becoming a company that primarily provides software solutions. We cannot ensure that the measures we have taken will not impair our ability to effectively develop and market products and services, to remain competitive in the industries in which we compete, to operate effectively, to operate profitably during slowdowns or to effectively meet a rapid increase in customer demand. These measures may have long-term negative effects on our business by reducing our pool of technical talent, decreasing or slowing improvements in our products and services, making it more difficult to hire and retain talented individuals and to quickly respond to customers or competitors in an upward cycle.

Our business has been subject to uncertainties introduced by the evaluation of strategic options.

Evaluations of strategic options, such as the one we completed in fiscal 2012, result in the expenditure of substantial management time and resources, and may result in our customers reducing the level of orders they place with us, the departure from the Company of key employees, a third party expressing interest in acquiring the Company, and other factors that may have a negative effect on our business. Since fiscal 2012, there has been continued consolidation within the industry in which we compete, which may make it more likely that a third party expresses interest in acquiring us. These factors could create uncertainty in our operations and cause our revenues to decline, having a material adverse effect on our business, financial condition and results of operations and result in fluctuations of our stock price.

We may be unsuccessful in our efforts to become a company that primarily provides software solutions.

Our efforts to become a company that primarily provides software solutions may result in a reduction in both the range of products and services we offer and in the range of our current and potential future customers. Each of these factors may increase the level of execution risk in our strategy, in that there may be increased variability in our revenues. If we are unsuccessful in this transition, our business, financial condition and results of operation may be adversely affected, and the market price of our common stock may decrease.

Because our customer base is highly concentrated among a limited number of large customers, the loss of or reduced demand by, the return of product by one or more of these customers or the failure of revenue acceptance criteria to have been satisfied in a given fiscal quarter, could have a material adverse effect on our business, financial condition and results of operations.

Our customer base is highly concentrated among a limited number of large customers, and, therefore, a limited number of customers account for a significant percentage of our revenues in any fiscal period. We generally do not have written agreements that require customers to purchase fixed minimum quantities of our products. Our sales to specific customers tend to vary significantly from year to year and from quarter to quarter depending upon these customers’ budgets for capital expenditures and our new product introductions. We believe that a significant amount of our revenues will continue to be derived from a limited number of large customers in the future. The loss of, reduced demand for products or related services by, return of a product previously purchased by any of our major customers or the failure of revenue acceptance criteria to have been satisfied in a given fiscal quarter, could have a material adverse effect on our business, financial condition and results of operations. In addition, the industry has experienced consolidation among our customers which may cause delays or reductions in capital expenditure plans and/or increased competitive pricing pressures as the number of available customers decline and their relative purchasing power increases in relation to suppliers. Any of these factors could adversely affect our business.

Cancellation or deferral of purchases of our products or final customer acceptance, or the return of previously purchased products could cause a substantial variation in our operating results, resulting in a decrease in the market price of our common stock and making period-to-period comparisons of our operating results less meaningful.

We derive a substantial portion of our revenues from purchase orders that exceed one million dollars in value. Therefore, any significant cancellation or deferral of purchases of our products or receiving final customer acceptance could result in a substantial variation in our operating results in any particular quarter due to the resulting decrease in revenue and gross margin. In addition, to the extent significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected because our operating costs and expenses are based, in part, on our expectations of future revenues, and we may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Because of these factors, in some future quarter our operating results may be below guidance that we may issue or the expectations of public market analysts and investors, any of which may adversely affect the market price of our common stock. In addition, these factors may make period-to-period comparisons of our operating results less meaningful.

Due to the lengthy sales cycle involved in the sale of our products, our quarterly results may vary and should not be relied on as an indication of future performance.

Our next generation software products and services are relatively complex and their purchase generally involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. Moreover, the purchase of these products typically requires coordination and agreement among a potential customer’s corporate headquarters and its regional and local operations. For these and other reasons, the sales cycle associated with the purchase of our next generation software products and services is typically lengthy and subject to a number of significant risks, including customers’ budgetary constraints and internal acceptance reviews, over which we have little or no control. Based upon all of the foregoing, we believe that our quarterly revenues and operating results are likely to vary significantly in the future, that period-to-period comparisons of our results of operations are not necessarily meaningful and that these comparisons should not be relied upon as indications of future performance.

If there were a decline in demand or average selling prices for our products, our revenues and operating results would be materially affected.

We expect our next generation software product lines to account for a significant portion of our revenues. Accordingly, a decline in demand or average selling prices for these products and any greater than anticipated declines in sales of our legacy products, whether as a result of new product introductions by others, price competition, technological change, inability to enhance the products in a timely fashion, or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

We must manage product transitions successfully in order to remain competitive.

The introduction of a new product or product line is a complex task, involving significant expenditures in research and development, training, promotion and sales channel development, and management of existing product inventories to reduce the cost associated with returns and slow moving inventory. However, we cannot assure that we will be able to execute product transitions in an efficient manner or that product transitions will be executed without harming our operating results. Failure to develop products with required features and performance levels or any delay in bringing a new product to market could significantly reduce our revenues and harm our competitive position.

If we are unable to manage our growth and the related expansion in our operations effectively, our business may be harmed through a diminished ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees.

Our ability to successfully offer new products and services and implement our business plan in a rapidly evolving market requires effective planning and management. We are also continuing to transition towards greater reliance on our software products and services for a significant portion of our total revenue. In light of the growing complexities in managing our expanding portfolio of products and services, our anticipated future operations may continue to strain our operational and administrative resources. To manage future growth effectively, we must continue to improve our operational controls and internal controls over financial reporting, and to integrate the businesses we have acquired and our new personnel and to manage our expanding international operations. A failure to manage our growth may harm our business through a decreased ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees upon which our business is dependent.

Because our business is susceptible to risks associated with international operations, we may not be able to maintain or increase international sales of our products and services.

Our international operations are expected to continue to account for a significant portion of our business in the future. However, in the future we may be unable to maintain or increase international sales of our products and services. Our international operations are subject to a variety of risks, including:

•	difficulties in establishing and managing international distribution channels;

•	difficulties in selling, servicing and supporting overseas products and services and in translating products and services into foreign languages;

•	the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property;

•	multiple and possibly overlapping tax structures;

•	negative tax consequences such as withholding taxes and employer payroll taxes;

•	differences in labor laws and regulations affecting our ability to hire and retain employees; and

•	economic or political changes in international markets.

We are subject to the Foreign Corrupt Practices Act (“FCPA”), and our failure to comply could result in penalties which could harm our reputation, business, and financial condition.

We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. The FCPA also requires companies to maintain adequate record-keeping and internal accounting practices to accurately reflect the transactions of the Company. Under the FCPA, U.S. companies may be held liable for actions taken by their strategic or local partners or representatives. The FCPA and similar laws in other countries can impose civil and criminal penalties for violations.

If we do not properly implement practices and controls with respect to compliance with the FCPA and similar laws, or if we fail to enforce those practices and controls properly, we may be subject to regulatory sanctions, including administrative costs related to governmental and internal investigations, civil and criminal penalties, injunctions and restrictions on our business activities, all of which could harm our reputation, business and financial condition.

New regulations related to conflict minerals could adversely impact our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act contains provisions to improve transparency and accountability concerning the supply of certain minerals, known as conflict minerals, originating from the Democratic Republic of Congo (“DRC”) and adjoining countries. As a result, in August 2012 the SEC adopted annual disclosure and reporting requirements for those companies who use conflict minerals mined from the DRC and adjoining countries in their products. These new requirements required due diligence efforts in fiscal 2014, with initial disclosure requirements beginning in May of fiscal 2015. There will be costs associated with complying with these disclosure requirements, including for due diligence to determine the sources of conflict minerals used in our products and other potential changes to products, processes or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply and pricing of materials used in our products. As there may be only a limited number of suppliers offering “conflict free” conflict minerals, we cannot be sure that we will be able to obtain necessary conflict minerals from such suppliers in sufficient quantities or at competitive prices. Also, we may face adverse affects to our reputation if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals used in our products through the procedures we may implement.

We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.

To date, most of our revenues have been denominated in U.S. dollars, while a significant portion of our international expenses are incurred in the local currencies of countries in which we operate. Because a portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve, and they could have a material adverse impact on our financial results and cash flows. An increase in the value of the U.S. dollar could increase the real cost to our customers of our products in those markets outside the United States where we often sell in dollars, and a weakened dollar could increase local currency operating costs. In preparing our consolidated financial statements, certain financial information is required to be translated from foreign currencies to the U.S. dollar using either the spot rate or the weighted-average exchange rate. If the U.S. dollar changes relative to applicable local currencies, there is a risk our reported sales, operating expenses, and net income could significantly fluctuate. We are not able to predict the degree of exchange rate fluctuations, nor can we estimate the effect any future fluctuations may have upon our future operations.

Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights from third-party challenges.

Our success and ability to compete depends upon our ability to protect our proprietary technology that is incorporated into our products. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Although we have issued patents, we cannot assure that any additional patents will be issued or that the issued patents will not be invalidated. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise misappropriate and use our products or technology without authorization, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We may need to resort to litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. If competitors are able to use our technology, our ability to compete effectively could be harmed.

We have been and in the future could become subject to litigation regarding intellectual property rights, which could seriously harm our business and require us to incur significant legal costs to defend our intellectual property rights.

The industry in which we operate is characterized by vigorous protection and pursuit of intellectual property rights or positions, which on occasion, have resulted in significant and often protracted litigation. We have from time to time received, and may in the future receive, communications from third parties asserting infringements on patent or other intellectual property rights covering our products or processes. We may be a party to litigation in the future to enforce our intellectual property rights or as a result of an allegation that we infringe others’ intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement, as many of our commercial agreements require us to defend and/or indemnify the other party against intellectual property infringement claims brought by a third party with respect to our products. We have received certain claims for indemnification from customers but have not been made party to any litigation involving intellectual property infringement claims as a result. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. This possibility of multiple damages serves to increase the incentive for plaintiffs to bring such litigation. In addition, these lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention away from our operations. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. In addition, any potential intellectual property litigation also could force us to stop selling, incorporating or using the products that use the infringed intellectual property or obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, although this license may not be available on reasonable terms, or at all, or redesign those products that use the infringed intellectual property. If we are forced to take any of the foregoing actions, our business may be seriously harmed.

If content providers, such as movie studios, limit the scope of content licensed for use in the digital VOD market, our business, financial condition and results of operations could be negatively affected because the potential market for our products would be more limited than we currently believe and have communicated to the financial markets.

The success of the VOD market is contingent on content providers, such as movie studios, permitting their content to be licensed for use in this market. Content providers may, due to concerns regarding either or both marketing and illegal duplication of the content, limit the extent to which they provide content to the VOD market. A limitation of content for the VOD market would indirectly limit the market for our VOD system which is used in connection with that market.

Because we purchase certain material components used in manufacturing our products from sole suppliers and we use a limited number of third-party manufacturers to manufacture our products, our business, financial condition and results of operations could be materially adversely affected by a failure of these suppliers or manufacturers.

Certain key components of our products are currently purchased from a sole supplier, including computer chassis, switching gear, an interface controller video transmission board, and operating system and applications software. We have in the past experienced quality control problems, where products did not meet specifications or were damaged in shipping, and delays in the receipt of these components. These problems were generally of short duration and did not have a material adverse effect on our business and results of operations. However, we may in the future experience similar types of problems which could be more severe or more prolonged. While we believe that there are alternative suppliers available for these components, we believe that the procurement of these components from alternative suppliers could take up to a year. In addition, these alternative components may not be functionally equivalent or may be unavailable on a timely basis or on similar terms. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, we rely on a limited number of third parties who manufacture certain components used in our products. While to date there has been suitable third-party manufacturing capacity readily available at acceptable quality levels, in the future there may not be manufacturers that are able to meet our future volume or quality requirements at a price that is favorable to us. Any financial, operational, production or quality assurance difficulties experienced by these third-party manufacturers that result in a reduction or interruption in supply to us could have a material adverse effect on our business, financial condition and results of operations.

If we are not able to obtain necessary licenses or distribution rights for third-party technology at acceptable prices, or at all, our products could become obsolete or we may not be able to deliver certain product offerings.

We have incorporated third-party licensed technology into our current products and our product lines. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements or to provide specific solutions. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products or to obtain any new third-party licenses necessary to develop new products and product enhancements or provide specific solutions could require us to obtain substitute technology of lower quality or performance standards or at greater cost. Such inabilities could delay or prevent us from making these products or enhancements or providing specific solutions, which could seriously harm the competitiveness of our products.

We may also incorporate open source software into our products. Although we monitor our use of open source closely, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. We could also be subject to similar conditions or restrictions should there be any changes in the licensing terms of the open source software incorporated into our products. In either event, we could be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely or successful basis, any of which could adversely affect our business, operating results and financial condition.

If we are unable to successfully compete in our marketplace, our financial condition and operating results may be adversely affected.

We currently compete against large companies offering video software solutions. In the digital advertisement insertion market, we compete against suppliers of both analog tape-based and digital systems. In addition, a number of well-funded companies have been developing and implementing broadband internet VOD services. To the extent the products developed are competitive with and not complementary to our products, they may be more cost effective than our VOD solutions, which could result in cable system operators and telecommunications companies discontinuing their purchases of our on-demand products. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including software companies and television equipment manufacturers, may enter those markets, thereby further intensifying competition. Increased competition could result in price reductions, cancellations of purchase orders, losses of business with current customers to competitors, and loss of market share which would adversely affect our business, financial condition and results of operations. Many of our current and potential competitors have greater financial, selling and marketing, technical and other resources than we do. Moreover, our competitors may also foresee the course of market developments more accurately than we. Although we believe that we have certain technological and other advantages over our competitors, realizing and maintaining these advantages will require a continued high level of investment by us in research and product development, marketing and customer service and support. In the future we may not have sufficient resources to continue to make these investments or to make the technological advances necessary to compete successfully with our existing competitors or with new competitors. If we are unable to compete effectively, our business, prospects, financial condition and operating results would be materially adversely affected because of the difference in our operating results from the assumptions on which our business model is based.

If we fail to respond to rapidly changing technologies related to digital video, our business, financial condition and results of operations would be materially adversely affected because the competitive advantage of our products and services relative to those of our competitors would decrease.

The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Future technological advances in the television and video industries may result in the availability of new products or services that could compete with the solutions provided by us or reduce the cost of existing products or services, any of which could enable our existing or potential customers to fulfill their video needs better and more cost efficiently than with our products. Our future success will depend on our ability to enhance our existing digital video products, including the development of new applications for our technology, and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. In the future, we may not be successful in enhancing our digital video products or developing, manufacturing and marketing new products which satisfy customer needs or achieve market acceptance. In addition, there may be services, products or technologies developed by others that render our products or technologies uncompetitive, unmarketable or obsolete, or announcements of currently planned or other new product offerings either by us or our competitors that cause customers to defer or fail to purchase our existing solutions.

Our financial condition and results of operations could be materially adversely affected by the performance of the companies in which we have made and may in the future make equity investments.

We have made non-controlling equity investments in complementary companies and we may in the future make additional investments. These investments may require additional capital and may not generate the expected rate of return that we believed possible at the time of making the investment. This may adversely affect our financial condition or results of operations. Also, investments in development-stage companies may generate other than temporary declines in fair value of our investment that would result in impairment charges.

We may not fully realize the benefits of our completed acquisitions, and future acquisitions may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

As part of our business strategy, we have acquired and may in the future seek to acquire or invest in new businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions could create risks for us, including:

•	difficulties in assimilation of acquired personnel, operations, technologies or products which may affect our ability to develop new products and services and compete in our rapidly changing marketplace due to a resulting decrease in the quality of work and innovation of our employees upon which our business is dependent;

•	adverse effects on our existing business relationships with suppliers and customers, which may be of particular importance to our business because we sell our products to a limited number of large customers, we purchase certain components used in manufacturing our products from sole suppliers and we use a limited number of third-party manufacturers to manufacture our product; and
•	our ability to retain and incentivize management and key employees of the acquired business.

Future acquisitions or divestitures may adversely affect our financial condition.

Historically, we have acquired technology or businesses to supplement and expand our product offerings. In the future, we could acquire additional products, technologies or businesses, or enter into joint venture arrangements, for the purpose of complementing or expanding our business. Negotiation of potential acquisitions, divestitures or joint ventures and our integration or transfer of acquired or divested products, technologies or businesses, could divert management’s time and resources.

As part of our strategy for growth, we may continue to explore acquisitions, divestitures, or strategic alliances, which may not be completed or may not be ultimately beneficial to us.

Acquisitions or divestitures may pose risks to our operations, including:

•	problems and increased costs in connection with the integration or divestiture of the personnel, operations, technologies, or products of the acquired or divested businesses;

•	unanticipated costs;

•	diversion of management’s attention from our core business;

•	inability to make planned divestitures of businesses on favorable terms in a timely manner or at all;

•	adverse effects on business relationships with suppliers and customers and those of the acquired company;

•	acquired assets becoming impaired as a result of technical advancements or worse-than-expected performance by the acquired company;

•	entering markets in which we have no, or limited, prior experience; and

•	potential loss of key employees.

Additionally, in connection with any acquisitions or investments we could:

•	issue stock that would dilute our existing stockholders’ ownership percentages;

•	incur debt and assume liabilities;

•	obtain financing on unfavorable terms;

•	incur amortization expenses related to acquired intangible assets or incur large and immediate write-offs;

•	incur large expenditures related to office closures of the acquired companies, including costs relating to the termination of employees and facility and leasehold improvement charges resulting from our having to vacate the acquired companies’ premises; and

•	reduce the cash that would otherwise be available to fund operations or for other purposes.

If our indefinite-lived or other intangible assets become impaired, we may be required to record a significant charge to earnings.

Under accounting principles generally accepted in the United States (“U.S. GAAP”), we review our intangible assets, including goodwill, for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Indefinite-lived assets are required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our indefinite-lived assets or other intangible assets may not be recoverable include declines in our stock price and market capitalization, or decreased future cash flows projections. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on projections of future operating performance. We operate in highly competitive environments and projections of future operating results and cash flows may vary significantly from actual results. We may be required to record a significant noncash charge to earnings in our financial statements during the period in which any impairment of our indefinite-lived assets or other intangible assets is determined.

We may experience risks in our investments due to changes in the market, which could adversely affect the value or liquidity of our investments.

We maintain a portfolio of marketable securities in a variety of instruments which may include commercial paper, certificates of deposit, money market funds and government debt securities. These investments are subject to general credit, liquidity, market, and interest rate risks. As a result, we may experience a reduction in value or loss of liquidity of our investments. These market risks associated with our investment portfolio may have a negative adverse effect on our results of operations, liquidity and financial condition.

The success of our business model could be influenced by changes in the regulatory environment, such as changes that either would limit capital expenditures by television, cable or telecommunications operators or reverse the trend towards deregulation in the industries in which we compete.

The telecommunications and television industries are subject to extensive regulation which may limit the growth of our business, both in the United States and other countries. The growth of our business internationally is dependent in part on deregulation of the telecommunications industry abroad similar to that which has occurred in the United States and the timing and magnitude of which is uncertain. Video service providers are subject to extensive government regulation by the Federal Communications Commission and other federal, state and international regulatory agencies. These regulations could have the effect of limiting capital expenditures by video service providers and thus could have a material adverse effect on our business, financial condition and results of operations. The enactment by federal, state or international governments of new laws or regulations, changes in the interpretation of existing regulations or a reversal of the trend toward deregulation in these industries could adversely affect our customers, and thereby materially adversely affect our business, financial condition and results of operations.

We may not be able to hire and retain highly skilled employees, which could affect our ability to compete effectively because our business is technology-based.

Our success depends to a significant degree upon the continued contributions of our key personnel, many of whom would be difficult to replace. We believe that our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, customer service, selling and marketing, finance, administrative and manufacturing personnel, as our business is technology-based. Because competition for these personnel is intense, we may not be able to attract and retain qualified personnel in the future. The loss of the services of any of the key personnel, the integration of new personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly software engineers and sales personnel could have a material adverse effect on our business, financial condition and results of operations because our business is technology-based.

We face significant risks to our business when we engage in the outsourcing of engineering work, including outsourcing of software work overseas, which, if not properly managed, could result in the loss of valuable intellectual property and increased costs due to inefficient and poor work product, which could harm our business, including our financial results, reputation, and brand.

We may, from time-to-time, outsource engineering work related to the design and development of our products, typically to save money and gain access to additional engineering resources. We have worked, and expect to work in the future, with companies located in jurisdictions outside of the United States, including, but not limited to India, Poland and the Philippines. We have limited experience in the outsourcing of engineering and other work to third-

parties located internationally that operate under different laws and regulations than those in the United States. If we are unable to properly manage and oversee the outsourcing of this engineering and other work related to our products, we could suffer the loss of valuable intellectual property, or the loss of the ability to claim such intellectual property, including patents and trade names. Additionally, instead of saving money, we could in fact incur significant additional costs as a result of inefficient engineering services and poor work product. As a result, our business would be harmed, including our financial results, reputation, and brand.

We may have additional tax liabilities.

We are subject to income taxes in both the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by various tax jurisdictions. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on our income tax provision, net income, or cash flows in the period or periods for which that determination is made. In addition, we are subject to sales, use and similar taxes in many countries, jurisdictions and provinces, including those states in the United States where we maintain a physical presence or have a substantial nexus. These taxing regimes are complex. For example, in the United States, each state and local taxing authority has its own interpretation of what constitutes a sufficient physical presence or nexus to require the collection and remittance of these taxes. Similarly, each state and local taxing authority has its own rules regarding the applicability of sales tax by customer or product type.

If our security measures are breached and unauthorized access is obtained to a customer’s data or our data on our systems, our service may be perceived as not being secure, customers may curtail or stop using our service and we may incur significant legal and financial exposure and liabilities.

Our service involves the transmission of customers’ proprietary information and security breaches could expose us to a risk of loss of this information or a network disruption, which may result in litigation and possible liability. These security measures may be breached as a result of third-party action, including intentional misconduct by computer hackers, employee error, malfeasance or otherwise and result in unauthorized publication of our confidential business or proprietary information, cause an interruption in our operations, result in the unauthorized release of customer or employee data, result in a violation of privacy or other laws, expose us to a risk of litigation or damage our reputation, which could harm our business and operating results. Additionally, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our customers’ data or our data or IT systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, our customers may authorize third-party technology providers to access their customer data. Because we do not control our customers and third-party technology providers, or the processing of such data by third-party technology providers, we cannot ensure the integrity or security of such transmissions or processing. Malicious third-parties may also conduct attacks designed to temporarily deny customers access to our services. Any security breach could result in a loss of confidence in the security of our service, damage our reputation, negatively impact our future sales, disrupt our business and lead to legal liability. While we believe that we have taken appropriate security measures to minimize these risks to our data and information systems, there can be no assurance that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business.

Interruptions or delays in service from our third-party data center hosting facilities could impair the delivery of our service and harm our business.

We currently serve our customers from third-party data center hosting facilities located in the United States and the United Kingdom. Any damage to, or failure of, our systems generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our attrition rates and our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our service is unreliable. We do not control the operation of any of these facilities, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our service. Even with the disaster recovery arrangements, our service could be interrupted.

Our stock price may be volatile.

Historically, the market for technology stocks has been extremely volatile. Our common stock has experienced, and may continue to experience, substantial price volatility. The occurrence of any one or more of the factors noted above could cause the market price of our common stock to fluctuate. In the past couple of years, the stock market in general, and The Nasdaq Global Select Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such companies.

We utilize non-GAAP reporting in our quarterly earnings press releases.

We publish non-GAAP financial measures in our quarterly earnings press releases along with a reconciliation of non-GAAP financial measures to those measures compiled in accordance with accounting principles generally accepted in the U.S. GAAP. The reconciling items have adjusted U.S. GAAP net income and U.S. GAAP earnings per share for certain non-cash, non-operating or non-recurring items and are described in detail in each such quarterly earnings press release. We believe that this presentation may be more meaningful to investors in analyzing the results of operations and income generation as this is how our business is managed. The market price of our stock may fluctuate based on future non-GAAP results if investors base their investment decisions upon such non-GAAP financial measures. If we decide to curtail use of non-GAAP financial measures in our quarterly earnings press releases, the market price of our stock could be affected if investors analyze our performance in a different manner.

Any weaknesses identified in our system of internal controls by us and our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 could have an adverse effect on our business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their systems of internal control over financial reporting. In addition, our independent registered public accounting firm must report on its evaluation of those controls. In future periods, we may identify deficiencies, including as a result of the loss of the services of one or more of our key personnel, in our system of internal controls over financial reporting that may require remediation. There can be no assurances that any such future deficiencies identified may not be significant deficiencies or material weaknesses that would be required to be reported in future periods.

As a Delaware corporation, we are subject to certain Delaware anti-takeover provisions.

As a Delaware corporation, we are subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the voting rights of our common stock, from merging or combining with us for a practical period of time. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control of SeaChange could limit the opportunity of our stockholders to receive a premium for their shares of SeaChange common stock and also could affect the price that some investors are willing to pay for our common stock.

Changes in financial accounting standards may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

A change in accounting policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New pronouncements and varying interpretations of existing pronouncements have occurred with frequency and may occur in the future. Changes to existing rules, or changes to the interpretations of existing rules, could lead to changes in our accounting practices, and such changes could adversely affect our reported financial results or the way we conduct our business.

USE OF PROCEEDS

SeaChange will not receive any proceeds from the sale of the Shares covered by this prospectus. While SeaChange will receive sums upon the exercise of options by the Selling Stockholders, SeaChange currently has no plans for their application, other than for general corporate purposes. SeaChange cannot assure you that any such options will be exercised.

THE SELLING STOCKHOLDERS

Certain affiliates of SeaChange (the “Selling Stockholders”) set forth below may receive options or Awards under the Plan in the future and upon exercise of such options or acquisition and vesting of Shares pursuant to Awards will receive Shares which may be sold. Certain Selling Stockholders may also receive stock or other Awards pursuant to the Plan which may be sold upon vesting.

The following table sets forth certain information with respect to the Selling Stockholders as of January 29, 2015, as follows: (i) the name of each Selling Stockholder, (ii) his/her position(s), office or other material relationship with SeaChange and its predecessors and affiliates over the past three years, and (iii) the number of shares of Common Stock that have been the subject of awards to such Selling Stockholders as of this prospectus and prior to the offering.

Name	Position	Number of Shares Beneficially Owned(1)(2)	Number of Shares Included in the Offering(2)(3)	Number of Shares Beneficially Owned After the Offering(1)(4)	Percentage of Shares of Common Stock Owned After the Offering(1)(5)
Jay Samit	CEO and Director	—	638,313	—	—
Thomas F. Olson	Chairman of the Board	184,768	191,249	10,000	*
Mary Palermo Cotton	Director	101,861	98,361	7,500	*
Steven Craddock	Director	28,359	38,361	—	—
Edward Terino	Director	91,361	61,361	30,000	*
Carmine Vona	Director	121,738	125,738	—	—
Ed Wilson	Director	—	—	—	—

*	Represents less than 1%

(1)	Beneficial ownership information provided as of January 29, 2015.
(2)	Awards that have previously been converted into shares of Common Stock, options and restricted stock units that will have vested within 60 days of January 29, 2015 are included in both the beneficial ownership column and the shares included in the offering column.
(3)	Includes all shares of Common Stock previously issued upon the exercise of an award of options or vesting of an award of restricted stock units, as well as shares of Common Stock subject to outstanding awards. Does not include shares of Common Stock that may be awarded following the date of this prospectus.
(4)	Assumes that all shares acquired pursuant to awards under the plans are sold in the offering. Accordingly, this column represents the number of shares beneficially owned by a Selling Stockholder that were acquired other than pursuant to awards under the plan (for example, shares acquired by such Selling Stockholder in private transactions or open market purchases).
(5)	The number of shares of Common Stock deemed outstanding includes 32,654,070 shares of Common Stock outstanding as of January 29, 2015.

PLAN OF DISTRIBUTION

In the event that Selling Stockholders acquire Shares through the exercise of options, vesting of awards, or other methods allowed under the Plan, the Selling Stockholders will not be obligated to advise SeaChange of any specific plan for the sale or distribution of the Shares unless for Internal Revenue reporting or compliance purposes. If and when they occur, such sales may be made in any of the following manners:

•	On the Nasdaq Global Select Market (or through the facilities of any other national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	In public or privately negotiated transactions;

•	In transactions involving principals or brokers;

•	In a combination of such methods of sale; or

•	Any other lawful methods.

Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

When offering the Shares covered by this prospectus, each of the Selling Stockholders and any broker-dealers who sell the Shares for the Selling Stockholders may be “underwriters” within the meaning of the Securities Act, and any profits realized by such Selling Stockholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this prospectus. The Selling Stockholders may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

Each of the Selling Stockholders is acting independently of SeaChange in making decisions with respect to the timing, manner and size of each sale of Shares. SeaChange has not been advised of any definitive selling arrangement at the date of this prospectus between any Selling Stockholder and any broker-dealer or agent.

To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Stockholders, will be set forth in a prospectus Supplement.

The expenses of preparing and filing this prospectus and the related Registration Statement with the SEC will be paid entirely by SeaChange. Shares of Common Stock covered by this prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus. The Selling Stockholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including without limitation, Rule 10b-5 thereunder.

Neither SeaChange nor the Selling Stockholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Stockholders on account of their sales of the Shares from time to time.

LEGAL MATTERS

Certain legal matters with respect to the issuance of the Shares offered in this prospectus will be passed upon for SeaChange by Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts 02110.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference as of their respective dates:

(a)	SeaChange’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014, filed on April 4, 2014;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2014, July 31, 2014 and October 31, 2014, filed by the Registrant with the SEC on June 6, 2014, September 5, 2014 and December 5, 2014, respectively;

(c)	The Registrant’s Current Reports on Form 8-K, filed by the Registrant with the SEC on May 16, 2014; July 16, 2014; October 22, 2014; December 22, 2014; February 2, 2015 and February 4, 2015;

(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 31, 2014; and

(e)	The section entitled “Description of Registrant’s Securities to be Registered” contained in SeaChange’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act, on September 18, 1996.

All documents subsequently filed with the SEC by SeaChange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SeaChange will provide to any person, including any beneficial owner of its securities, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such requests at no cost to you by writing or telephoning SeaChange at the following address or number:

SeaChange International, Inc.

Attention: Investor Relations

50 Nagog Park

Acton, Massachusetts 01720

Phone: (978)  897-0100

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and accordingly file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by SeaChange may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Our Common Stock is traded on the Nasdaq Global Select Market.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act with respect to the shares of our Common Stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information about us and the Shares of our Common Stock offered hereby, we refer you to the Registration Statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person who is delivered a prospectus, on written or oral request, a copy of any or all of the documents incorporated by reference in this document, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. Requests for copies should be directed to Investor Relations, SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts 01720, Telephone: (978) 897-0100.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are incorporated under the laws of the State of Delaware, Section 102 of the Delaware General Corporation Law (“DGCL”), permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, our amended and restated Certificate of Incorporation provides for indemnification of our directors and officers. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of SeaChange, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We refer you to our Amended and Restated Certificate of Incorporation filed as Exhibit 3.3 to our Registration Statement on Form S-1 filed with the SEC on November 4, 1996 (File No. 333-12233) and the amendment thereto filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q filed with the SEC on December 15, 2000 (File No. 000-21393).

We have entered into agreements with our directors and certain of our officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of our company or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

The indemnification provisions noted above may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference as of their respective dates:

(a)	SeaChange’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014, filed on April 4, 2014;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2014; July 31, 2014; and October 31, 2014, filed by the Registrant with the SEC on June 6, 2014; September 5, 2014, and December 5, 2014; respectively;

(c)	The Registrant’s Current Reports on Form 8-K, filed by the Registrant with the SEC on May 16, 2014; July 16, 2014; October 22, 2014; December 22, 2014; February 2, 2015 and February 4, 2015;

(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 31, 2014; and

(e)	The section entitled “Description of Registrant’s Securities to be Registered” contained in SeaChange’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act, on September 18, 1996 (File No. 000-21393).

All documents subsequently filed with the SEC by SeaChange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware, Section 102 of the Delaware General Corporation Law (“DGCL”), permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, our amended and restated certificate of incorporation provides for indemnification of our directors and officers. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of SeaChange, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We refer you to our Amended and Restated Certificate of Incorporation filed as Exhibit 3.3 to our Registration Statement on Form S-1 filed with the SEC on November 4, 1996 (File No. 333-12233) and the amendment thereto filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q filed with the SEC on December 15, 2000 (File No. 000-21393).

We have entered into agreements with our directors and certain of our officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of our company or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

The indemnification provisions noted above may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act of 1933, as amended.

Item 8.	Exhibits

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	SeaChange hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	SeaChange hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of SeaChange’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SeaChange pursuant to applicable indemnification provisions, or otherwise, SeaChange has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SeaChange of expenses incurred or paid by a director, officer or controlling person of SeaChange in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SeaChange will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Acton, Commonwealth of Massachusetts on February 4, 2015.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Anthony C. Dias
Anthony C. Dias
Senior Vice President, Finance and Administration,
Chief Financial Officer & Treasurer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY AND SIGNATORIES

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Anthony C. Dias and David L. McEvoy, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay A. Samit Jay A. Samit	Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2015

/s/ Anthony C. Dias Anthony C. Dias	Senior Vice President, Finance and Administration, Chief Financial Officer & Treasurer (Principal Financial Officer)	February 4, 2015

/s/ Thomas F. Olson Thomas F. Olson	Chairman of the Board	February 4, 2015

/s/ Mary Palermo Cotton Mary Palermo Cotton	Director	February 4, 2015

/s/ Steve Craddock Steve Craddock	Director	February 4, 2015

/s/ Edward Terino Edward Terino	Director	February 4, 2015

/s/ Carmine Vona Carmine Vona	Director	February 4, 2015

/s/ Ed Wilson Ed Wilson	Director	February 4, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibit 4.1	Specimen certificate representing the Common Stock of SeaChange (filed as Exhibit 4.1 to SeaChange’s Registration Statement on Form S-1 previously filed with the SEC on October 24, 1996 (File No. 333-12233) and incorporated herein by reference).

Exhibit 4.2	Amended and Restated Certificate of Incorporation of SeaChange (filed as Exhibit 4.2 to SeaChange’s Registration Statement on Form S-8 previously filed with the SEC on December 6, 1996 (File No. 333-17379) and incorporated herein by reference).

Exhibit 4.3	Certificate of Amendment, filed May 25, 2000 with the Secretary of State of Delaware, to the Amended and Restated Certificate of Incorporation of SeaChange (filed as Exhibit 4.2 to SeaChange’s Registration Statement on Form S-3 previously filed with the SEC on December 6, 2000 (File No. 333-51386) and incorporated herein by reference).

Exhibit 4.4	Amended and Restated By-Laws of SeaChange (filed as Exhibit 4.3 to SeaChange’s Registration Statement on Form S-8 previously filed with the SEC on December 6, 1996 (File No. 333-17379) and incorporated herein by reference).

Exhibit 4.5	Amended and Restated 2011 Compensation and Incentive Plan (filed as Appendix A to SeaChange’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 23, 2013 (File No. 000-21393) and incorporated herein by reference).

Exhibit 5.1	Opinion of Choate, Hall & Stewart LLP.*

Exhibit 23.1	Consent of Grant Thornton LLP.*

Exhibit 23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

*	Filed herewith